Exhibit 10.17(a)

Land Compensation Agreement

Party A:	Pingdingshan Xinhua District Jiaodian Town West Wuzhuang Village Committee

Party B:	Henan Jianyida Industry Co., Ltd.

In accordance with the Land Law and based on the principle of rightful use of land, Party A and Party B entered into the following agreement through fair negotiation in relation to Party B’s requisition of a 56 mu (approximately 9.2 acres) land.

I.	The land is located west of a hill slope, east of Pingjia Road, north of agricultural land, and south of a hill slope.

II.	The land to be requisitioned is 56 mu (approximately 9.2 acres) in area. The specific location of the land shall be determined by further measurement by the parties or land authorities.

III.	The land will be requisitioned at the rate of RMB 200,000/mu. The payment will cover the compensation for land acquisition, relocation fee, crop compensation, fixtures and all other fees and payments.

IV.	Party A shall properly distribute the compensation for land acquisition, relocation fee and crop compensation to affected residents and resolve all issues raised by Party B’s land use. Party B shall pay no additional fees under any circumstances.

V.	Upon signing this agreement, Party B shall pay the requisition payment in one lump-sum payment once the location of the land to be used is determined.

VI.	Upon signing this agreement, Party A shall not transfer the land use right to any other before the documentation of Party B’s land use right is complete; otherwise, Party A shall pay damages equal to twice the requisition payment.

VII.	Party A shall make all reasonable efforts in completing Party B’s land use right documentations and procedures.

VIII.	Miscellaneous

1.	Upon completion of the requisition payment, Party B is fully entitled to use and manage the land. Party A shall not interfere with Party B’s use of the land.

2.	Party B shall use the land for construction and business operation. Party A shall help Party B coordinate with local residents and resolve disputes.

3.	Party B shall give priority to Party A’s residents when hiring employees, given the candidates are equally qualified.

IX.	This agreement is effective upon execution by both parties and will remain as is regardless of personnel changes to the parties’ management team.

X.	The attachments are an integral part of this agreement. The terms under this agreement are negotiated and agreed upon by both parties.

XI.	Party B is obligated to provide statistics to Party A. Any unsettled matters under this agreement shall be resolved by both parties through negotiation.

XII.	This agreement is executed in four duplicates. Each party shall hold two duplicates.

Party A: Pingdingshan Xinhua District	Party B: Henan Jianyida Industry Co., Ltd.
Jiaodian Town West Wuzhuang Village Committee	(Stamp)
(Stamp)

January 15, 2007